LYDALL, INC.
ANNUAL INCENTIVE PERFORMANCE PROGRAM
(Approved on February 21, 2021; Effective January 1, 2021)

This Annual Incentive Performance Program (this “AIP Program”) sets forth the terms and conditions under which designated employees of Lydall, Inc. and its subsidiaries (collectively, “Lydall” or the “Company”) may receive cash incentive payments based on the annual financial performance of the Company.

1.    Purpose. The purpose of this AIP Program is to retain and incentivize Participating Employees (as defined below) by providing annual cash bonus opportunities to reward them when specified performance metrics are achieved.

2.    Effective Date. This AIP Program was approved by the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of Lydall on February 21, 2021, is effective as of January 1, 2021 and shall continue indefinitely until terminated or otherwise amended by the Compensation Committee.

3.    Eligibility. Only Participating Employees are eligible to participate in this AIP Program. “Participating Employees” are officers of Lydall and Vice Presidents / Senior Vice Presidents of Lydall subsidiaries as approved by the Compensation Committee (“Group A Participating Employees”) and other employees of Lydall who are designated by the Chief Executive Officer (“Group B Participating Employees”).

4.    Program Elements. The following elements and defined terms apply to this AIP Program:

a.    Program Year. A “Program Year” is the calendar year.

b.    Base Salary. “Base Salary” is the Participating Employee’s regular earnings as indicated on his or her final paycheck of the Program Year, plus any separately recorded holiday and vacation pay. Base Salary is reduced by earnings attributed to any leave of absence.

c.    Target Bonus Percentage. “Target Bonus Percentage” is a specified percentage of a Participating Employee’s Base Salary that is assigned as part of his or her compensation package. Target Bonus Percentages may change based upon approval of the Chief Executive Officer or, in the case of the Chief Executive Officer and his/her direct reports, based upon approval by the Compensation Committee.

d.    Target Bonus Amount. “Target Bonus Amount” for each Participating Employee is the product obtained by multiplying his or her Base Salary by his or her Target Bonus Percentage.

e.    Performance Metrics. “Performance Metrics” are the following designated measures of financial performance for any given Program Year for Lydall on a consolidated basis or for a Business Unit (as defined below):

(i)    Earnings before income, taxes, depreciation and amortization, as adjusted (or “EBITDA”) — defined as

(A)for Consolidated Lydall, the sum of (a) consolidated net income from continuing operations plus (b) consolidated interest expenses, plus (c) the provision for federal, state, local and foreign income taxes, plus (d) depreciation and amortization expense, and subject to such other adjustments as determined by the Committee; and

(B)for each Business Unit, the sum of (a) consolidated operating income from continuing operations of the relevant Business Unit plus (b) depreciation and amortization expense, plus (c) equity income; and subject to such other adjustments as determined by the Committee.

(ii)    Working Capital as a % of Sales (or “WC%S”) — defined as a ratio calculated by dividing:  (A) the average of twelve months working capital (defined as trade accounts receivable, including other tooling receivables, plus inventory minus accounts payable); by (B) the twelve months net sales from continuing operations.

f.    Performance Targets. “Performance Targets” are the specific measures of financial performance (expressed with reference to consolidated and Business Unit Performance Metrics) that are established and approved by the Compensation Committee for each Program Year.

g.    Personal Achievement Multiplier. “Personal Achievement Multiplier” is a multiplier between 0.85 and 1.15 that reflects a Group B Participant’s achievement of individual performance objectives for the Program Year, pursuant to the Company’s performance management system.

h.    Consolidated Lydall and Business Units. Performance Targets may be established on a consolidated basis (“Consolidated Lydall”) for such business units of the Company as may be determined by the Compensation Committee from time-to-time (each, a “Business Unit” or “BU” and, collectively, the “Business Units”). For Participating Employees in Corporate Headquarters, the Performance Metrics and Performance Metric Weight will be set based 100% on Consolidated Lydall performance. For Participating Employees within each Business Unit, the Performance Metrics and Performance Metric Weight will be set based on 25% of their respective Business Unit performance and 75% on Consolidated Lydall performance.

i.    Applicability and Relative Weight of Performance Metrics. The applicable Performance Metrics and the relative weight of each such Performance Metric (the “Performance Metric Weight”) for the respective Participating Employees shall be established by the Compensation Committee at the same time it establishes the consolidated and Business Unit Performance Targets for each Program Year.

5.    AIP Program Operation. This AIP Program shall operate as set forth below:

a.    Establishment of Performance Targets. No later than March 31 of each Program Year, the Compensation Committee shall establish the consolidated and Business Unit Performance Targets, Performance Metrics and Performance Metric Weight for such Program Year. All Performance Targets and actual performance with respect to those targets are subject to adjustment by the Compensation Committee, in its discretion, if determined necessary or appropriate to adjust for the effects of extraordinary items, unusual or non-recurring events, changes in accounting principles, realized investment gains or losses, discontinued operations, acquisitions, divestitures, material restructuring or impairment charges and other similar items.

b.    Determination of Cash Bonus Factors for EBITDA Achieved. Cash bonus awards with respect to the EBITDA Performance Metric are determined based upon the achievement of the Performance Targets with reference to the applicable cash bonus factor set forth in the table below (hereinafter, the “EBITDA Cash Bonus Factor”) compared to the target (the “Target”), the threshold (the “Threshold”) and the maximum (the “Maximum”), each as established by the Compensation Committee. Straight line interpolation will be used to calculate the Cash Bonus Factor for actual performance between the achieved performance levels for each performance metric. In determining the overall Cash Bonus Factor, this metric will have a relative Performance Metric Weight of 75%.

Performance Target Achieved for EBITDA	EBITDA Cash Bonus Factor (Group A)	EBITDA Cash Bonus Factor (Group B)
Threshold	0.50	0.50
Target	1.00	1.00
Maximum	2.00	1.50

c.    Determination of Cash Bonus Factor for WC%S Achieved. Cash bonus awards with respect to the WC%S Performance Metric for performance achieved are determined based upon the achievement of the Performance Targets with reference to the applicable cash bonus factor set forth in the table below (hereinafter, the “WC%S Cash Bonus Factor”) compared to the Target, the Threshold and the Maximum, each as established by the Compensation Committee. Straight line interpolation will be used to calculate the WC%S Cash Bonus Factor for actual performance between the achieved performance levels. In determining the overall Cash Bonus Factor, this metric will have a Performance Metric Weight of 25%

Basis Points (bps) Relative to WC Target	WC%S Cash Bonus Factor (Group A)	WC%S Cash Bonus Factor (Group B)
Threshold	0.50	0.50
Target	1.00	1.00
Maximum	2.00	1.50

d.    Determination of Actual Financial Performance. As soon as practicable following the completion of each Program Year and the availability of Lydall’s audited consolidated financial statements for such Program Year, the Compensation Committee shall: (i) determine the Consolidated Lydall and Business Unit EBITDA and Working Capital achieved for the Program Year (each “Performance Metric Achieved”); and (ii) certify in writing the extent to which the Performance Target for each has been achieved, if at all (such certification is referred to as the “Committee

Certification”). If, in determining and certifying the achievement of any Performance Targets for the Program Year, the Compensation Committee determines that it is necessary or appropriate to make adjustments by virtue of the authority set forth in paragraph (a) above, the Committee Certification shall include a brief statement setting forth the amount of the adjustment and the reasons therefor; such adjustments shall primarily be governed by the Company’s policy on the use of non-GAAP adjustments.

e.    Determination of Cash Bonus Amount. Each Participating Employee shall be entitled to receive a cash bonus equal to the product of his or her: (i) Target Bonus Amount, (ii) Performance Metric Weight for the applicable Performance Metric, (iii) Cash Bonus Factor for the applicable Performance Metric Achieved (as set forth in Committee Certification) for the applicable Program Year, and (iv) for Group B Participating Employees only, a Personal Achievement Multiplier to reflect achievement of personal objectives and individual performance for the period.

f.    Limitation on Payments. Notwithstanding any other provision of the AIP Program, the following limitations shall apply with respect to the total bonus amount paid to any Participating Employee: (i) the total amount paid to any Group A Participating Employee shall not exceed 200% of their Target Bonus Amount; and (ii) subject to the application of the Personal Achievement Multiplier, the total amount paid to any Group B Participating Employee shall not exceed 150% of their Target Bonus Amount.

6.    General Terms and Conditions

a.    Plan Administration. The Compensation Committee shall be responsible for overseeing the administration and interpretation of this AIP Program and for overseeing the implementation of its provisions. The Compensation Committee reserves the right, in its sole discretion, to modify, amend or terminate this AIP Program at any time. All decisions of the Compensation Committee regarding the interpretation, construction, implementation and administration of this AIP Program shall be final and binding.

b.    Repayment of Bonus. The following shall apply with respect to the repayment of bonuses paid under this AIP Program:

(i)    To the extent not required to be repaid by the other provisions to this Section 6 (b), if, at any time, the Compensation Committee, in its sole discretion, determines that any action or omission by a Participating Employee constituted (i) wrongdoing that contributed to any material misstatement in or omission from any report or statement filed by the Company with the U.S. Securities and Exchange Commission; (ii) intentional misconduct or gross misconduct; (iii) a breach of a fiduciary duty to the Company or its shareholders; or (iv) fraud, then in each such case, commencing with the first Program Year during which such action or omission occurred, the Participating Employee committing such act or omission shall be terminated from participation in this AIP Program and such Participating Employee shall immediately repay to the Company, upon notice to the Participating Employee by the Company, up to 100% (as determined by the Company) of the gross amount paid to the Participating Employee pursuant to this AIP Program during and after such Program Year.

(ii)    To the extent not required to be repaid by the other provisions to this Section 6(b), any bonus paid pursuant to this AIP Program also shall be subject to recoupment in accordance with the applicable provisions of any law, government regulation or stock exchange listing requirement (and any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

Additionally, at the discretion of the Compensation Committee, if the Company is required to restate any of its financial statements filed with the U.S. Securities and Exchange Commission, other than restatements due solely to facts external to the Company and its affiliates such as a change in accounting principles or a change in securities laws or regulations with retroactive effect, Participating Employees may be required to disgorge and repay to the Company any bonus paid pursuant to this AIP Program to the extent such bonus exceeded the amount that would have been paid for such Program Year if it had been based upon the restated financial statements.

c.    Payment. All cash bonuses shall be paid after issuance of the Committee Certification.

d.    Active Employment Condition. To be eligible to receive a bonus payout under this AIP Program, a Participating Employee must be an employee in good standing as of the date the cash bonus is actually paid by Lydall, except as otherwise specifically agreed to by the Board or the Compensation Committee.

e.    No Guarantee That Cash Bonuses Will Be Paid. Lydall and the Compensation Committee reserve the right to withhold, reduce or deny payment of a cash bonus otherwise payable under the AIP Program, subject to any limitations that may be imposed by applicable law.

f.    Not an ERISA Regulated Program. This is not an ERISA regulated program.

g.    No Assignability. No rights of any Participating Employee may be sold, exchanged, transferred, assigned, pledged or otherwise disposed of (including through the use of any cash-settled instrument), either voluntarily or involuntarily by operation of law, other than by will or by the laws of descent and distribution.

h.    Program Creates No Employment Rights. Nothing in this AIP Program shall confer upon any Participating Employee a right to continue in the employ of Lydall or affect any right which Lydall may have to terminate such employment.

i.    Program Unfunded. This AIP Program is unfunded and nothing in the program shall be construed to create a trust or to establish or evidence any Participating Employee’s claim of any right to payment of a cash bonus other than as a general unsecured creditor.

j.    Governing Law. All rights and obligations under this AIP Program shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflict of laws.

k.    Tax Withholding. All payments hereunder shall be subject to applicable income, employment and other tax withholding as may be required by law.

l.    Section 409A of the Code. Lydall intends that cash payments under this AIP Program shall be exempt from Section 409A of the U.S. Internal Revenue Code, as amended (the “Code”), as short-term deferrals and shall not constitute “deferred compensation” within the meaning of Section 409A of the Code (absent a valid deferral election under the terms of another plan or arrangement maintained by Lydall). This AIP Program shall be interpreted, construed and administered in accordance with the foregoing intent. Notwithstanding the foregoing, Lydall shall have no liability to any Participating Employee or otherwise if this AIP Program or any cash bonus award paid or payable hereunder is subject to the additional tax and penalties under Section 409A of the Code.

m.    No Effect on Benefits. Awards and payments under this AIP Program shall constitute special incentive payments to the Participating Employee and shall not be required to be taken into account in computing the amount of salary or compensation of the Participating Employee for the purpose of determining any contributions to or any benefits under any pension, retirement, profit-sharing, bonus, life insurance, severance or other benefit plan of Lydall or under any agreement with a Participating Employee, unless Lydall has elected to implement a different arrangement or practice.